As filed with the Securities and Exchange Commission on December 20, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AQUA AMERICA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	23-1702594 (IRS Employer Identification No.)
762 W. Lancaster Avenue
Bryn Mawr, PA 19010-3489
(Address of Principal Executive Offices) (Zip Code)
AQUA AMERICA, INC. 401(K) PLAN
(Full Title of the Plan)

Roy H. Stahl
Chief Administrative Officer and General Counsel
Aqua America, Inc.
762 W. Lancaster Avenue
Bryn Mawr, PA 19010-3489
(Name and Address of Agent For Service)
(610) 527-8000
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Stephen A. Jannetta
Brian C. Miner
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
(215) 963-5000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price per	Aggregate Offering	Amount of
Title of Securities to be Registered (1)	Registered(2)	Share(3)	Price(3)	Registration Fee (4)
Aqua America, Inc. 401(k) Plan Common Stock, $0.50 par value (5)	8,000,000 shares	$21.19	$169,520,000	$5,204.27

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Aqua America, Inc. 401(k) Plan.

(2)	This Registration Statement covers 8,000,000 shares of Common Stock of Aqua America, Inc., which may be offered or sold pursuant to the Aqua America, Inc. 401(k) Plan. This Registration Statement also relates to an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416.

(3)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of shares of Common Stock of Aqua America, Inc. on December 17, 2007, as reported on the New York Stock Exchange.

(4)	The proposed maximum offering price multiplied by $30.70 per million. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the interests in the Aqua America, Inc. 401(k) Plan.

(5)	Includes rights to purchase shares of Aqua America, Inc. Series A Junior Participating Preferred Stock pursuant to a Rights Agreement. No separate consideration is paid for these rights and, as a result, the registration fee for these rights is included in the fee for the Common Stock.

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference
     The following documents previously filed with the Securities and Exchange Commission, or the “Commission,” pursuant to the Securities Exchange Act of 1934 are incorporated in this registration statement by reference:
(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on February 28, 2007 (including portions of our definitive Proxy Statement for the 2007 Annual Meeting of Shareholders incorporated therein by reference);

(b)	Our Quarterly Reports on Form 10-Q, filed with the Commission on May 8, 2007, August 6, 2007 and November 7, 2007;

(c)	The description of our Common Stock set forth in our Registration Statement on Form 8-A filed with the Commission, including any amendments or reports filed for the purpose of updating such description; and

(d)	The description of the Series A Junior Participating Preferred Stock purchase rights set forth in our Registration Statement on Form 8-A filed with the Commission, including any amendments or reports filed for the purpose of updating such description.
     All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     EXPERTS
     Our consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) and the effectiveness of internal control over financial reporting (which appear in our 2006 Annual Report to Shareholders and are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2006), incorporated in this Registration Statement by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     If, and only if, PricewaterhouseCoopers LLP consents to the incorporation by reference in this Registration Statement of its reports relating to audited financial statements and effectiveness of internal control over financial reporting included in a document subsequently filed by the Company, such audited financial statements shall be incorporated herein in reliance upon such reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), provide that, unless otherwise restricted in its bylaws, a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL requires a business corporation to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.
     Section 1713 of the PBCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. This Section also provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or of liability or responsibility under a criminal statute. Section 4.01 of the Registrant’s bylaws limits the liability of any director of the Registrant to the fullest extent permitted by Section 1713 of the PBCL.
     Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Article VII of the Registrant’s bylaws provides indemnification of directors, officers and other agents of the Registrant broader than the indemnification permitted by Section 1741 of the PBCL and pursuant to the authority of Section 1746 of the PBCL.
     Article VII of the bylaws provides, except as expressly prohibited by law, an unconditional right to indemnification for expenses and any liability paid or incurred by any director or officer of the Registrant, or any other person designated by the board of directors as an indemnified representative, in connection with any actual or threatened claim, action, suit or proceeding (including derivative suits) in which he or she may be involved by reason of being or having been a director, officer, employee or agent of the Registrant or, at the request of the Registrant, of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. The bylaws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits, unlike Section 1742 of the PBCL which authorizes indemnification only of expenses incurred in defending and in settlement of a derivative action. In addition, Article VII of the bylaws also allows indemnification for punitive damages and liabilities incurred under the federal securities laws.
     Unlike the provisions of PBCL Sections 1741 and 1742, Article VII does not require the Registrant to determine the availability of indemnification by the procedures or the standard of conduct specified in Sections 1741 or 1742 of the PBCL. A person who has incurred an indemnifiable expense or liability has a right to be indemnified independent of any procedures or determinations that would otherwise be required, and that right is enforceable against the Registrant as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the bylaw provisions require the Registrant to indemnify such portion. If the indemnification provided for in Article VII is unavailable for any reason in respect of any liability or portion thereof, the bylaws require the Registrant to make a contribution toward the liability. Indemnification rights under the bylaws do not depend upon the approval of any future board of directors.

     Section 7.04 of the Registrant’s bylaws also authorizes the Registrant to further effect or secure its indemnification obligations by entering into indemnification agreements, maintaining insurance, creating a trust fund, granting a security interest in its assets or property, establishing a letter of credit, or using any other means that may be available from time to time. Section 1747 of the PBCL also enables a business corporation to purchase and maintain insurance on behalf of a person who is or was serving as a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against that representative in his capacity as such, whether or not the corporation would have the power to indemnify him against that liability under the PBCL.
     The Registrant maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Registrant for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Registrant.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit Number	Exhibit

23	Consent of PricewaterhouseCoopers LLP.

24	Powers of Attorney (included as part of the Registrant’s signature pages hereof).
     An opinion of counsel regarding legality of our Common Stock has been omitted pursuant to Item 8(a) of Form S-8 as no original issuance securities will be issued in connection with the Aqua America, Inc. 401(k) Plan. We undertake that the Aqua America, Inc. 401(k) Plan and any amendments thereto have been or will be submitted to the Internal Revenue Service, or the “IRS,” in a timely manner and all changes required by the IRS in order to qualify such plan under Section 401 of the Internal Revenue Code have been or will be made.
Item 9. Undertakings
     The undersigned Registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference into this Registration Statement;
(2)	that for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant.
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bryn Mawr, Commonwealth of Pennsylvania, on December 20, 2007.

Aqua America, Inc.

By:	/s/ Nicholas DeBenedictis
Nicholas DeBenedictis
Chairman, President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS:
     That the undersigned officers and directors of Aqua America, Inc., a Pennsylvania corporation, do hereby constitute and appoint Roy H. Stahl, Chief Administrative Officer and General Counsel, and David P. Smeltzer, Chief Financial Officer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicholas DeBenedictis Nicholas DeBenedictis	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 20, 2007

/s/ David P. Smeltzer David P. Smeltzer	Chief Financial Officer (Principal Financial Officer)	December 20, 2007

Signature	Title	Date

/s/ Robert A. Rubin Robert A. Rubin	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	December 20, 2007

/s/ Mary C. Carroll Mary C. Carroll	Director	December 20, 2007

/s/ Richard H. Glanton Richard H. Glanton	Director	December 20, 2007

/s/ Lon R. Greenberg Lon R. Greenberg	Director	December 20, 2007

/s/ William P. Hankowsky William P. Hankowsky	Director	December 20, 2007

/s/ Dr. Constantine Papadakis Dr. Constantine Papadakis	Director	December 20, 2007

/s/ Ellen T. Ruff Ellen T. Ruff	Director	December 20, 2007

/s/ Richard L. Smoot Richard L. Smoot	Director	December 20, 2007

/s/ Andrew J. Sordoni Andrew J. Sordoni	Director	December 20, 2007

The Plan.
     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bryn Mawr, Commonwealth of Pennsylvania, on December 20, 2007.

Aqua America, Inc. 401(k) Plan

By: Name:	/s/ Roy H. Stahl Roy H. Stahl
Title:	Secretary of Pension Committee

EXHIBIT INDEX

Exhibit Number	Exhibit

23	Consent of PricewaterhouseCoopers LLP.

24	Powers of Attorney (included as part of the Registrant’s signature pages hereof).